Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Gevo, Inc.’s Form 8-K dated June 1, 2015, and have the following comments:

1.	We agree with the statements made in section 4.01 (a)
2.	We have no basis on which to agree or disagree with the statements made in section 4.01 (b)

Yours truly,

/s/ Deloitte & Touche LLP

Denver, Colorado

June 1, 2015